Exhibit 5.1

599 Lexington Avenue
New York, NY 10022-6069
+1.212.848.4000
June 8, 2023
JETBLUE AIRWAYS CORPORATION
27-01 Queens Plaza North
Long Island City, New York 11101
Ladies and Gentlemen:
We are acting as counsel for JetBlue Airways Corporation, a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 10,000,000 shares of Common Stock, par value $0.01, issuable pursuant to JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”) and 10,000,000 shares of Common Stock, par value $0.01, issuable pursuant to the JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan (the “2020 Stock Purchase Plan”) (together, the “Shares”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:
 (a)    the Registration Statement;
 (b)    the certificate of incorporation and bylaws of the Company, in each case as amended to date; and
 (c)    originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
Our opinion set forth below is based on the texts of the 2020 Omnibus Plan and the 2020 Stock Purchase Plan as referenced in the Exhibit Index to the Registration Statement.
Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.
Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares that may be delivered under the 2020 Omnibus Plan and the 2020 Stock Purchase Plan, as applicable, have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the 2020 Omnibus Plan and the 2020 Stock Purchase Plan, as applicable, and (b) paid for in full in accordance with the terms of the 2020 Omnibus Plan and the 2020 Stock Purchase Plan, as applicable, will be validly issued, fully paid and non-assessable.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Exhibit 5.1

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP